Exhibit 10.1

THIRD AMENDMENT TO THE TRINSEO US HOLDING, INC.

(formerly known as STYRON US HOLDING, INC.)

EMPLOYMENT AGREEMENT

This Third Amendment to the Trinseo US Holding, Inc., formerly known as Styron US Holding, Inc., Employment Agreement (this “Amendment”), dated as of October 6, 2015 (the “Amendment Date”), is entered into by and between Trinseo US Holding, Inc., formerly known as Styron US Holding, Inc., (the “Company”) and Martin Pugh (“Executive”).

WHEREAS, Executive is employed by the Company pursuant to a Trinseo US Holding, Inc., formerly known as Styron US Holding, Inc., Employment Agreement, dated March 1, 2013 (as may be further amended, modified or supplement from time to time, collectively, the “Agreement”);

WHEREAS, Section 23 of the Agreement provides that the Agreement may be modified by a written instrument executed by Executive and the Company; and

WHEREAS, Executive and the Company desire to amend the Agreement to provide for a change in position of Executive from Senior Vice President and Business President, Performance Materials to Executive Vice President and Chief Operating Officer of the Company.

NOW, THEREFORE, in consideration of the above premises, the parties hereto, intending to be legally bound, hereby amend the Agreement as follows, effective as of November 1, 2015:

1.                                      Section 1 , paragraph (a) of the Agreement is amended and restated in its entirety by replacing the first paragraph with the following:

(a)                                 The Executive shall serve as Executive Vice President and Chief Operating Officer of the Company and shall be a member of the Company’s Executive Leadership Team.  In this capacity, Executive shall have the duties, authorities and responsibilities commensurate with the duties, authorities and responsibilities of persons in similar capacities in similarly sized companies, and such other executive duties, authorities and responsibilities as may reasonably be assigned to the Executive that are not inconsistent with the Executive’s position as Executive Vice President and Chief Operating Officer of the Company.  The Executive’s principal place of employment with the Company will be in Horgen, Switzerland.  The Executive will report directly to the Company’s Chief Executive Officer.

2.                                      Section 3 of the Agreement is amended and restated in its entirety with the following:

3.  BASE SALARY.  During the Employment Term, the Company agrees to pay the Executive an annual base salary of not less than 600,000 CHF (Swiss francs) per annum, payable in accordance with the regular payroll practices of the Company, but not less frequently than monthly.  The Executive’s base salary shall be subject to annual review by the Board (or committee thereof) during the first ninety (90) days of each calendar year, and the base salary in respect of such calendar year may be increased above, but not decreased below, its level for the preceding calendar year, by the Board.  The base salary as determined herein and adjusted from time to time shall constitute “Base Salary” for purposes of this Agreement.

3.                                      Section 4 of the Agreement is amended and restated in its entirety with the following:

4.                    ANNUAL BONUS.  During the Employment Term, the Executive shall be eligible for a discretionary annual cash performance bonus (an “Annual Bonus”) in respect of each calendar year that ends during the Employment Term, to the extent based on performance against objective performance criteria.  The performance criteria for any particular calendar year shall be determined in good faith by the Board, no later than ninety (90) days after the commencement of such calendar year.  Effective as of  the Executives targeted Annual Bonus for a calendar year shall equal 75% of the Executive’s Base Salary for such calendar year (the “Target Bonus”) if target levels of performance for such year are achieved, with greater or lesser amounts (including zero) paid for performance above and below target (such greater and lesser amounts to be determined by a formula established by the Board for such year when it establishes the targets and performance criteria for such year; provided that the Executive’s maximum Annual Bonus for any calendar year during the Employment Term shall equal 200% of the Target Bonus for such calendar year.  The Executive’s Annual Bonus for a calendar year shall be determined by the Board after the end of the applicable calendar year, based on the level of achievement of the applicable performance criteria, and shall be paid to the Executive in the calendar year following the calendar year to which such Annual Bonus relates at the same time annual bonuses are paid to other senior executives of the Company, subject to continued employment at the time of payment (except as otherwise provided in section 8 hereof).

4.                                      In all other respects, the provisions of the Agreement, as amended, are hereby ratified and confirmed, and they shall continue in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment on the day first above written.

TRINSEO US HOLDING, INC.:		EXECUTIVE:

By:	/s/Christopher Pappas	By:	/s/Martin Pugh
Christopher Pappas, President and CEO		Martin Pugh